UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 7, 2006

Date of report (date of earliest event reported)

Foundation Coal Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-118427	42-1638663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227

(Address of Principal Executive Offices)

410-689-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXHIBIT INDEX

EXHIBIT 10.1

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On July 7, 2006, Foundation PA Coal Company, LLC, and Foundation Coal Corporation each an indirect subsidiary of Foundation Coal Holdings, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Amended Credit Agreement”) amending and restated their credit agreement, dated July 30, 2004 (the “Credit Agreement”), with the banks named in the Amended Credit Agreement and Citicorp North America, Inc., as administrative agent and collateral agent for the banks party thereto. The new facility consists of a five-year $335 million term loan facility and a five-year $500 million revolving credit facility (collectively the “Facility”). The facility being replaced consisted of a seven-year $470 million term loan facility and a five-year $350 million revolving credit facility.

The primary purpose of the Amended Credit Agreement was to change the pricing grid upon which the fees and interest rate on borrowings under the old facility was determined and to set a new maturity date of July 7, 2011. The Amended Credit Agreement also revised certain negative covenants and other provisions to provide the Company with greater flexibility to pursue strategic investments and provides the Company the option to increase the maximum amount of the credit facility from $835.0 million to $935.0 million. As of July 7, 2006, the Company had approximately $335.0 million and $187.1 million of term loan borrowings and letters of credit, respectively, outstanding under the Amended Credit Agreement.

Borrowings under our Facility bear interest at a floating base rate plus an applicable margin. The initial applicable margin for borrowings under the Facility is 0.25% with respect to base rate borrowings and 1.25% with respect to LIBOR borrowings. The applicable margin for borrowings under the Facility may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the Facility, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at an initial rate equal to 0.25% per annum. We will also pay customary letter of credit fees.

The Amended Credit Agreement requires us to prepay outstanding term loans, subject to certain exceptions, in certain situations. Any mandatory prepayments would be applied to the remaining installments of the term loan facility on a pro rata basis.

We are required to repay installments on the term loan in quarterly principal amounts of 1.25% of the original principal amount for the second and third years and quarterly principal amounts of 2.50% of the original principal amount for the remaining two years with the unpaid balance due on the maturity date. At our option, we may prepay installments on the loans with no penalty.

The Amended Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of certain of our subsidiaries, and the ability of each guarantor under the Facility to incur additional indebtedness or issue preferred stock, repay

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other indebtedness (including our notes), pay dividends and distributions, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions and enter into hedging agreements.

In addition, the Amended Credit Agreement requires Foundation Coal Corporation and its subsidiaries to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

Some of the banks under the Amended Credit Agreement and/or their affiliates have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting and commercial banking services, including issuances of letters of credit, for which the financial institutions and/or affiliates receive customary fees, and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by the provisions of the Amended Credit Agreement. Since the terms of the Amended Credit Agreement may differ from the general information contained herein, you should rely on the actual terms of the Amended Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit 10.1	Credit Agreement dated as of July 30, 2004, as amended and restated as of July 7, 2006 by and among Foundation Coal Corporation, Foundation PA Coal Company, LLC, the Lenders named therein and Citicorp North America, Inc. as Administrative Agent and Collateral Agent and the Issuing Banks and other agents party thereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 12, 2006

Foundation Coal Holdings, Inc.

/s/ Frank J. Wood
Senior Vice President and Chief Financial Officer

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